Exhibit 2.1

AMENDMENT NO. 1 TO

AGREEMENT AND PLAN OF MERGER

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER (this “Amendment”), dated as of November 28, 2018, among WC SACD One Parent, Inc., a Delaware corporation (“Parent”), WC SACD One Merger Sub, Inc., a Delaware corporation and a wholly-owned Subsidiary of Parent (“Merger Sub”) and Intersections Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, Parent, Merger Sub and the Company entered into that certain Agreement and Plan of Merger, dated as of October 31, 2018 (the “Agreement”; capitalized terms used but not defined in this Amendment shall have the meanings ascribed to them in the Agreement);

WHEREAS, pursuant to the terms and conditions of this Amendment, the parties to the Agreement desire to amend the Agreement to provide for certain changes to the terms and conditions thereof;

WHEREAS, pursuant to Section 8.4 of the Agreement, the Agreement may be amended, modified or supplemented by the parties by action taken or authorized by the Special Committee with respect to the Company and by the Board of Directors of Parent and the Board of Directors of Merger Sub with respect to Parent and Merger Sub, respectively, as applicable, at any time prior to the Effective Time, if applicable, by an instrument in writing specifically designated as an amendment thereto, signed on behalf of each of the parties in interest at the time of the amendment;

WHEREAS, the Boards of Directors of Parent and Merger Sub have each unanimously approved this Amendment and declared it advisable for Parent and Merger Sub, respectively, to enter into this Amendment; and

WHEREAS, the Special Committee has unanimously approved this Amendment and declared it advisable for the Company to enter into this Amendment.

AGREEMENT

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

Section 1    Amendments to the Agreement.

(a)    The following provision is hereby added to Section 9.3:

“Senior Notes” means the Senior Secured Convertible Notes in the aggregate amount of $34 million, issued pursuant to the Note Purchase and Exchange Agreement, dated October 31, 2018, by and among the Company and the investors identified on Annex I thereto.”

(b)    Paragraph (a) of Exhibit A is hereby amended and restated in its entirety to read as follows:

“(a)    prior to the Expiration Date, there shall not have been validly tendered and “received” (as defined by Section 251(h)(6) of the DGCL) (not counting as validly tendered any Shares tendered pursuant to guaranteed delivery procedures that have not yet been “received” (as defined by Section 251(h)(6) of the DGCL) in settlement or satisfaction of such guarantee) and not withdrawn a number of Shares that, (i) together with the Shares (including Rollover Shares), if any, then owned by Holdings, Parent or any of its Subsidiaries, would represent at least one Share more than 50% of the number of Shares (including Rollover Shares) that are then issued and outstanding on a fully diluted basis (which means, as of any time, the number of Shares outstanding, together with all Shares that the Company would be required to issue pursuant to the conversion or exercise of all options, rights and securities convertible into or exercisable for Shares or otherwise, including after giving effect to Section 3.2(a), and regardless of the conversion or exercise price, the vesting schedule or other terms and conditions thereof), and (ii) would represent at least one Share more than 50% of the then outstanding number of Shares not owned by the Rollover Holders, and executive officers and directors of the Company that are not Rollover Holders (the “Minimum Condition”); provided, however, that any Shares issuable upon conversion of the Senior Notes shall be disregarded for purposes of calculating the Minimum Condition;”

Section 2    Effect of Amendment. Except as amended as set forth above, the Agreement shall continue in full force and effect. Nothing in this Amendment shall be construed to modify any provision of the Agreement other than those specifically amended as set forth above. On or after the date hereof, any reference to the Agreement shall constitute a reference to the Agreement as amended hereby.

Section 3    Governing Law. This Amendment and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.

Section 4    Submission to Jurisdiction. Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Amendment shall be subject to Section 9.8 (Submission to Jurisdiction) of the Agreement.

Section 5    Counterparts. This Amendment may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

Section 6    Facsimile or .pdf Signature. This Amendment may be executed by facsimile or .pdf signature and a facsimile or .pdf signature shall constitute an original for all purposes.

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IN WITNESS WHEREOF, the parties have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

WC SACD ONE PARENT, INC.

By:	/s/ Hari Ravichandran
Name:	Hari Ravichandran
Title:	Chief Executive Officer

WC SACD ONE MERGER SUB, INC.

By:	/s/ Hari Ravichandran
Name:	Hari Ravichandran
Title:	Chief Executive Officer

Signature Page to Amendment No. 1 to Agreement and Plan of Merger

INTERSECTIONS INC.

By:	/s/ Ronald L. Barden
Name:	Ronald L. Barden
Title:	CFO